Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Reliance Global Group, Inc., Prospectus constituting a part of this Registration Statement of our report dated March 31, 2025, relating to the consolidated financial statements of Spetner Associates, Inc., appearing in the Form 8-K dated June 24, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

June 24, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.